LEVI STRAUSS & CO 8-K

Exhibit 10.1

Date: 07/26/2025

Timothy Davis

Dear Timothy,

I am pleased to conﬁrm Levi Strauss & Co.’s (LS&Co.) offer of employment to join LS&Co. in the position of SVP, Global Controller reporting to Harmit Singh, EVP, Chief Financial and Growth Oﬃcer. Please Note: This offer is contingent upon successful completion of a background screen and proof is established that you are authorized to work in the United States of America. You should not take any steps in reliance on this offer until you have successfully completed the background screen. The details of our offer are as follows:

Start Date

Your start date is scheduled for 08/11/2025.

Work Location

Your work location will be San Francisco, California.

Salary

Your starting salary will be $450,000.00 per year. If you started employment on September 1st or after, you are not eligible to participate in the next scheduled annual compensation and formal performance review process, held in February of each year. You will participate in the review process the following year.

Initial Bonus

You will receive a one-time contingent initial bonus of $185,000.00 (less applicable taxes). The ﬁrst payment of

$100,000.00 will be paid within 30 days after your Start Date. The second payment of $85,000.00 will be paid within 30 days following the one year anniversary of your Start Date. In any event, you must be employed on the date of each payment to receive the payments.

This initial bonus is offered in anticipation of the contributions you will make to the business over time. Please refer to the section “Initial Bonus Acknowledgement & Payback Terms” below for payback details in the event you resign your employment before a speciﬁed period of time, or you are terminated for any reason.

Annual Incentive Plan

You will be eligible to participate in LS&Co.’s Annual Incentive Plan (AIP) which supports the achievement of our annual operating plan and rewards company, business unit, and individual performance.

Your target opportunity in the Annual Incentive Plan (AIP) is 50% of your base salary. Depending on results, your actual bonus, if any, may be higher or lower and can reach a maximum of 100% of your base salary. Bonus payments will be prorated based on Start Date. Bonuses for ﬁscal 2025 are scheduled for payment in February 2026 and you must be employed by LS&Co. on the payment date. LS&Co. has the right to modify the program at any time. Management discretion can be used to modify the ﬁnal award amount. Bonus payments are subject to supplemental income tax withholding.

Long Term Incentives

Your offer includes long-term incentive award(s), which give you the opportunity to share in LS&Co.’s success over time. Your new hire award value will be USD $500,000.00 delivered 50% in the form of Restricted Stock Units and 50% in Performance Restricted Stock Units. Please refer to the table below for your anticipated grant date based on your actual Start Date.

In addition to your initial award, we are pleased to also offer you a special one-time award of time-based Restricted Stock Units with a grant date value of USD $115,000.00 that will vest 50% in year one (1) and 50% in year two (2) from grant date. Your award will be approved at the next regularly scheduled grant date following your start date subject to CEO approval.

Restricted Stock Unit (RSU): A full-value stock plan that is tied to the Company’s fair market value over a 4-year vesting period. Awards will vest in equal annual installments of 25% on each grant date anniversary. Awards may be settled in cash or stock.

Performance Restricted Stock Unit (PRSU): A full-value stock plan tied to successful achievement of Company 3- year overlapping performance goals. Vesting occurs at the end of the 3 year performance period following Board approval of results against the goals. Awards may be settled in cash or stock.

If your Start Date is...	Your Anticipated Grant Date is...
Between September 1 - January 31	Late January
Between February 1 - April 30	May
Between May 1 - June 30	July
Between July 1 - August 31	October

In any event, you must be employed on the vesting dates. You may also be eligible for additional long-term incentives in effect during your employment with LS&Co. The Company has the right to modify the program at any time including, but not limited to participation, ongoing annual grant values, and grant dates.

You will receive notiﬁcation via email of your award details within 30 days following the grant date. Please refer to the attached summary documents for information on our long-term incentive programs.

Deferred Compensation Plan

The LS&Co. DCP is a key part of LS&Co.’s executive beneﬁts program to help you manage your income tax exposure. As a non-qualiﬁed plan under federal tax law and IRS regulations, it also gives you an opportunity through tax deferred savings to add to your retirement resources or to save for short-term needs.

Relocation

You are eligible to receive relocation beneﬁts to facilitate your move to the San Francisco area. A Relocation Manager from Cartus will contact you to provide information about your beneﬁts and explain Levi’s relocation process and the level of service that we provide. During your relocation, it will be necessary for you to be in contact with a variety of external service providers who will assist you with your move. If there are questions that arise during the process, you may reach out to your Relocation Manager.

In the event that you separate from LS&Co. for any reason other than involuntary job termination before completing two years of employment with LS&Co., you will be required to repay all or part of the LS&Co. ﬁnanced relocation assistance you received. Any repayments may be deducted in whole or in part from any ﬁnal payments due to you, where permitted by law. Your Relocation Manager will provide you with a Relocation Payback Agreement, which must be signed and returned to Cartus before any relocation beneﬁts are delivered. Questions about relocation may be directed to Laura Peterson, Sr. Manager Global Mobility at lpeterson@levi.com.

Beneﬁts

This offer also includes participation in LS&Co.’s beneﬁts program. There are a number of beneﬁt options available to you in the areas of health, wellness, disability and life insurance, as well as long term savings programs which provide important tax advantages for your savings. Your pre-hire onboarding will include detailed information about LS&Co.’s beneﬁt plans.

Executive Perquisite Program

You are eligible to participate in the executive perquisite program associated with a position at your level that includes parking and an annual cash allowance $7,000. The payments are made in two installments of $3,500 in June and December of each year. The Company reserves its right to modify, amend, or terminate the executive perquisite program at any time.

Leadership TOPP

LS&Co. is currently running a Flexible TOPP (Time Off with Pay Program) pilot program. This is an integrity-based approach to time off from work for our U.S. Leadership employees. You will not need to track and enter TOPP or sick time. You will take the days you want/need, in consultation with your manager.

Summer Refresh and Additional Time Off:

In 2025, all U.S. Corporate employees will be required to take a mandatory paid week off from July 28, 2025, to August 1 as part of our Summer Refresh Program, designed to support work-life balance and employee well-being. Employees who join this ﬁscal year (2025) will participate in the Summer Refresh Program without having a week deducted from their Time Off with Pay (TOPP) balance.

To further support work-life balance, LS&Co. currently offers one (1) additional paid day off, if business needs allow, every month between January and October 2025 on the last Friday of the month.

The above describes some of the terms of LS&Co.’s compensation and beneﬁt programs, which may be updated periodically. The oﬃcial documents govern in all cases. If you have any questions about beneﬁts, please contact AskHR at 1-844-HR4-LEVI (1-844-474-5384).

Initial Bonus Acknowledgement & Payback Agreement

If you voluntarily resign your employment with LS&Co. prior to completing two years of service, or if your employment is terminated For Cause before two years of service, you agree to repay all in accordance with the payback agreement. For Cause is deﬁned as: (1) insubordination and/or failure to follow speciﬁc directions from your leadership team; (2) theft, ﬁscal mismanagement, or related improper conduct; (3) misrepresentation; (4) criminal activity of any type; (5) breach of the LS&Co. Worldwide Code of Business Conduct; or (6) gross negligence related to the performance of your work, and related reasons.

●	For the ﬁrst payment of $100,000.00, in the event that you resign your employment or you are terminated For Cause at any time before completing at least twelve (12) months of employment, you will be required to repay 100% of this bonus or $100,000.00. In the event that you resign or are terminated For Cause after completing twelve (12) months of employment but before completing twenty-four (24) months of employment, you will be required to pay back 50% or $50,000.00 of this bonus. Any repayment will be due within ninety (90) days of your last day of employment.
●	In addition to the above, for the second installment of $85,000.00, in the event that you resign your employment or are terminated For Cause anytime within one year after this payment is made, you will be required to repay 100% of this bonus installment within ninety (90) days of your last day of employment.

You also agree that any sum you owe may be deducted from any expense reimbursement due to you (where permitted by law), but that if that deduction is insuﬃcient to repay the initial bonus, or the agreed upon portion thereof, you will repay the balance to the Company within ninety (90) days of your last day of employment.

New Hire Instructions

Prior to your Start Date you will receive an email from Workday, LS&Co.’s HR system of record, sent to your personal email address that will provide important onboarding information. Please follow the instructions carefully and complete all of the required forms at least 48 hours before your Start Date – many of the forms may be completed online via Workday.

On your ﬁrst day, you will need to provide evidence that you are legally authorized to work in the United States. In your pre-hire onboarding, you will ﬁnd information on the type of evidence required according to the government’s I-9 regulations. Please review the list of acceptable documents. Then, once you receive your temporary login credentials, enter the appropriate information in the onboarding task ‘Complete Form I9’. Please be prepared to share the required documentation with your hiring manager. Your employment is speciﬁcally conditioned upon your providing this information within 72 hours of your Start Date.

You will be invited to attend the (NEW!) New Employee Welcome Orientation Program. This orientation gives new employees the opportunity to learn about the values, policies, history, and beneﬁt programs of LS&Co. A Human Resources representative will contact you with details.

Other Terms and Conditions

You will receive the following documents as part of onboarding that you will need to carefully review and sign before you will be permitted to commence employment:

●	Employee Invention & Conﬁdentiality Agreement
●	Equal Employment Opportunity and Aﬃrmation Action
●	No Harassment and Discrimination
●	Acknowledgment of At-Will Employment Relationship
●	World Wide Code of Business Conduct
●	PPACA Marketplace Notice

Hybrid Work Schedule

LS&Co. currently embraces hybrid work; combining the ﬂexibility of remote work with the collaborative advantages of in-person interaction. We expect oﬃce-based employees in the US to come in 3 days per week typically Tuesday, Wednesday, Thursday. Please note that time in oﬃce can vary depending on role and business need. Managers reserve the right to adjust schedules and work arrangements to accommodate project deadlines. Employees will be notiﬁed by their manager in advance of any changes to their work schedule to ensure clarity and facilitate planning. The company at all times reserves the right to modify or amend its expectations regarding working schedules, normal working hours and hours of in-person work. Not all positions will be considered appropriate for hybrid scheduling.

At-Will Employment

LS&Co. expects that your association with the Company will be mutually beneﬁcial. Nonetheless, LS&Co. is an “at-will employer” and this offer is one of at-will employment, which means that you or LS&Co. can terminate your employment at any time with or without cause, and with or without notice. Only the Chief Executive Oﬃcer and the Chief Human Resources Oﬃcer can authorize an employment agreement to the contrary, and then such employment agreement must be in writing.

Please note that except for those agreements or plans referenced in this letter and any attachments, this letter contains the entire understanding of the parties with respect to the terms of employment described herein and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment.

We must receive your signed letter before or on your Start Date. You may keep one original for your personal records. This offer may be withdrawn at any time prior to your acceptance.

Timothy, we hope that you will ﬁnd challenge, satisfaction and opportunity in your association with LS&Co. Harmit is pleased to join me in welcoming you to the Company.

Sincerely,

Lindsay Yang

Sr. Director, Global Talent Acquisition and Exec Recruiting

By selecting ‘I Agree’, you hereby acknowledge and agree to the terms described in this offer letter.